FIBROGEN, INC.

BONUS PLAN

Exhibit 10.5

The FibroGen, Inc. (“FibroGen” or the “Company”) Bonus Plan (the “Plan”) is a discretionary plan, designed to reward eligible participants for the achievement of corporate goals, as well as individual goals that are consistent with the company’s objectives and organizational priorities on an annual basis.

The Plan will govern bonuses paid to eligible participants for work performed during the period from January 1 to December 31 of a calendar year (“Plan Year”), with assessments and bonuses to be paid in the following calendar year (“Review Year”).

1.
Purpose of the Plan

The Plan is designed to:

•
Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value;
•
Reward individuals for achievement of corporate and individual goals;
•
Encourage teamwork among all disciplines within the Company;
•
Offer an attractive bonus program to help attract and retain key employees.

2.
Plan Governance

The Compensation Committee of the Board of Directors or such other committee as the Board of Directors may determine (any such committee, the “Committee”) is responsible for reviewing and approving the Plan and any proposed modifications to the Plan.

The CEO of FibroGen is responsible for administration of the Plan, provided that the Committee is responsible for reviewing and approving all compensation for the executive officers of FibroGen. All interpretations and determinations of the Committee under the Plan will be final and binding.

3.
Eligibility

This Plan applies solely to employees of FibroGen whom the Company, in its sole discretion, determines meet the eligibility requirements set forth below (“Participant”).

To be eligible to receive a discretionary bonus award under this Plan, a Participant must satisfy each of the following eligibility conditions:

a.
Must be a regular status employee as such status is determined by FibroGen in its sole discretion;
b.
Must be hired on or before September 30th of the Plan Year;
c.
Must attain achievement of performance goals at the end of the Plan Year,
d.
Must have been continuously employed during the Plan Year and on the actual date of bonus payment distribution;
e.
Must not be providing services to FibroGen as, or classified as (whether or not such classification is upheld upon review by an applicable legal authority), a temporary employee or intern or as an independent contractor, consultant, or agent, under a written or oral contract;
f.
Must not have at any time until the date that bonuses are paid under the Plan, (a) violated any provision of FibroGen’s Code of Conduct or any other written Company policy, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment), or (iii) been subject to a performance improvement plan.

A Participant will have no right to receive and will not have been deemed to have earned any Bonus if the preceding conditions are not met.

FIBROGEN, INC.

BONUS PLAN

Exhibit 10.5

4.
Corporate and Individual Performance

The CEO will present to the Committee a list of the overall corporate goals (Corporate Goals”) for the Plan year, which is subject to approval by the Committee February 28. All Participants in the Plan will then develop a list of key individual goals (“Individual Goals”) no later than March 31 which will be subject to approval by their manager no later than April 15 and will be used as the basis of the performance review and individual performance rating (“Individual Performance Rating”).

The total bonus pool for the Plan will be based on achievement of the Plan Year Corporate Goals and, where applicable, the Individual Performance Rating.

5.
Bonus Awards

Bonus awards are based on achievement of the Plan Year Corporate Goals and, where applicable, the Individual Performance Rating. The Bonus will be calculated by using the actual base salary earned during the Plan Year for exempt employees, and using the actual earnings during the Plan Year for non-exempt employees as defined by law, and further include weighting factor, target bonus percentage, and goal multipliers as identified below.

6.
Weighting Factor

The relative weight between the Plan Year Corporate Goals and, where applicable, the Individual Performance Rating components will vary based on levels within the organization as determined by and in the sole discretion of the Committee. The weighting factors will be reviewed annually and adjusted, as necessary or appropriate, by and in the sole discretion of the Committee.

7.
Target Bonus Percentages

The Bonus payout amount will be determined by applying a “target bonus percentage” to the actual base salary earned during the Plan Year, as determined by and in the sole discretion of the Committee.

The actual base salary earned during the Plan Year multiplied by the target bonus percentage will be used to establish the target Bonus for the Plan Year.

8.
GOAL MULTIPLIERS

Corporate Goal Multiplier

In its sole discretion, the Committee will determine the “total corporate goal multiplier” based upon measurement of corporate performance versus the pre-established corporate goals. The Committee will evaluate each corporate goal and shall provide a goal multiplier for such goal based on the achievement of the goal with a range of 0% for goals for which the performance was unacceptable to 150% for goals for which the performance significantly exceeded the goal or was excellent in view of prevailing conditions.

FIBROGEN, INC.

BONUS PLAN

Exhibit 10.5

Individual Goal Multiplier

The “individual goal multiplier” will be determined by taking into account the Participant’s achievement of their individual goals, utilizing the same metrics as used for the corporate goal evaluation.

Goals under the Plan will be set based on performance criteria set forth in Exhibit A hereto.

9.
Calculation of Bonus Amount

The example below shows a sample Bonus amount calculation under the Plan. First, a target Bonus amount is calculated for each Plan participant by multiplying the Participant’s actual base salary earned during the Plan Year by the target bonus percentage. This dollar figure is then divided between the corporate component and the individual component based on the weighting factor for that position. This calculation establishes specific dollar target Bonus amounts for the performance period for each of the corporate and individual components.

At the end of the Plan Year, the corporate and individual goal multipliers will be established using the criteria described above. The corporate goal multiplier, which is based on overall corporate performance, is used to calculate the corporate component of the Bonus amount for all Plan participants. This is accomplished by multiplying the target corporate Bonus amount established for each individual by the total corporate goal multiplier. The individual goal multiplier, which is based on an individual’s performance rating, is used in the same way to calculate the actual individual component of the Bonus amount.

Example: Actual Bonus Amount Calculation
Salary Paid During Plan Year	$100,000
Target Bonus Percentage	10%
Target Bonus Amount	$10,000

Target Bonus Components:
Target Bonus Amount based on corporate performance (50%)	$5,000
Target Bonus Amount based on individual performance (50%)	$5,000

Corporate Goal Multiplier	80%
Individual Goal Multiplier	105%

Actual Bonus Amount Calculation:
Corporate Bonus Amount	$4,000 ($5,000 x 80%)
Individual Bonus Amount	$5,250 ($5,000 x 105%)
Actual Cash Bonus Amount (prior to taxes)	$9,250

FIBROGEN, INC.

BONUS PLAN

Exhibit 10.5

10.
Bonus Payments

Annual performance reviews for Plan participants will be completed by January 31 of the Review Year or as soon thereafter as practicable. Payments of actual Bonus amounts (less applicable taxes) will be made as soon as practical, but no later than March 15 of the Review Year. The calculation and payment of bonus awards under this Plan will occur as soon as administratively practicable following the completion of the applicable Plan Year and the Committee’s determination and approval of any applicable bonus awards, but no later than March 15 of the Review Year.

Bonus payments shall be paid in accordance with the Company’s usual payroll procedures in effect from time to time and shall be subject to state and federal income taxes, social security taxes, deductions authorized by Employee, and such other deductions as laws in force may require.

Bonus payments for Participants hired by FibroGen after January 1 of a Plan Year will be subject to proration in the sole discretion of FibroGen based on the number of full months (rounded to the nearest full month) that a Participant worked in the Plan Year, however, FibroGen reserves the right to, in its sole discretion, pro-rate bonuses based on days or on any other basis. For example, the pro-ration factor for a Participant who is eligible to participate in the Plan for the entire applicable Plan Year will be 1.00; for a Participant who is eligible to participate in the Plan for one-half of the Plan Year, the pro-ration factor will be .50. Participants in the following situations may have a pro-ration factor less than 1.00: (a) new hires and individuals who become eligible Participants during the applicable Plan Year; (b) individuals who transfer between an exempt and non-exempt position within FibroGen; (c) Participants who work less than the applicable full-time standard work week of forty (40) hours; and (d) Participants who take unpaid time off or a leave of absence beyond the maximum leave of absence period protected under federal or state law or local ordinance.

Any bonus payment provided for under the Plan is completely discretionary, and is not considered earned or accrued by a Participant until it is actually paid.

If employment with FibroGen terminates, for any reason, prior to the date a bonus payment is made, an individual will not be eligible to receive any bonus payment

11.
Maximum Bonus Payout

To the extent a bonus is paid under this Plan, the maximum bonus payable to any individual shall be one hundred fifty percent (150%) of the individual’s target bonus. The CEO may recommend to the Committee (other than for the CEO), and the Committee may determine in its sole discretion to increase or decrease any individual’s bonus based on individual performance.

12.
Company’s Absolute Right to Alter or Abolish the Plan

The Committee reserves the right in its absolute discretion to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, such Bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any right to receive any payment until actual delivery of such compensation.

Notwithstanding the generality of the foregoing, at FibroGen’s discretion, and subject to compliance in all events with, and if and only if permitted by applicable federal and state securities laws and the listing rules and requirements of any stock exchange or trading market on which the Company’s common stock is listed or traded, all or a portion of a Bonus payment may be made in vested shares of the Company’s common stock. Any such issuance of shares will be made pursuant to an award granted under the Company’s 2014 Equity Incentive Plan, or a successor plan thereto. No payment in stock or other equity under this Plan may be made if such issuance or payment would conflict with any such securities laws or listing rules or requirements.

FIBROGEN, INC.

BONUS PLAN

Exhibit 10.5

The Committee, in its sole discretion, may also determine whether to increase the payout under the Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant such action.

13.
Compensation Subject to Clawback Policy

All compensation received pursuant to this policy is subject to any clawback policy adopted by FibroGen.

14.
General Guidelines, Terms and Conditions of the Plan

a.
Eligibility to participate in this Plan during any Plan Year: (a) does not create any right or entitlement to participate in this Plan in the future or other bonus plans that may be established or maintained by FibroGen, (b) does not constitute a guarantee or establish an obligation for the Company to maintain a similar plan, award similar bonus benefits, or calculate bonuses according to the same or similar formulas in the future, and (c) does not guarantee that any bonus will actually be paid for that Plan Year and in some cases a Participant may not receive a bonus under the Plan.
b.
Any bonus payment awarded under this Plan is a discretionary form of compensation that is outside a Participant’s normal, regular or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for the purpose of calculating any of the following payments: termination, severance, bonuses, long-service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits.
c.
No bonus payment made under this Plan shall be counted as compensation for purposes of any other employee benefit plan, Plan or agreement sponsored, maintained or contributed by the Company unless expressly provided for in such employee benefit plan or agreement.
d.
Participants who are not actively employed by FibroGen at the time that the payment would otherwise be made under this Plan shall not receive such payment unless and until the Participant returns to active service with FibroGen. This term does not apply to any person on a legally protected leave of absence at the time bonuses are paid.
e.
FibroGen reserves the right to interpret this Plan on a fully discretionary basis and to take any action, or to decline to take any action, in relation to the administration or interpretation of the Plan including but not limited to determining eligibility for participation in the Plan, and to determine the amount, if any, to be paid under the Plan. The Committee or its designee shall be the ultimate sole and final arbiter of any disputes under the Plan, in its sole and absolute discretion.
f.
FibroGen’s authority as set forth herein shall be exercised by the Committee, except to the extent the Committee delegates all or some of that authority to FibroGen management.
g.
FibroGen has adopted this Plan voluntarily and reserves the right to change, suspend or discontinue this Plan, or any individual’s participation in this Plan, at any time, with or without cause and with or without prior written notice.
h.
The Plan is unfunded and no provision of the Plan shall require FibroGen, for purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between FibroGen and any Participant or other person.
i.
Nothing in this Plan or FibroGen’s policies and practices in administering this Plan constitutes an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant with or without cause, and with or without notice.
j.
This plan is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

FIBROGEN, INC.

BONUS PLAN

Exhibit 10.5

EXHIBIT A

The Performance Criteria that will be used to establish goals under the Plan may be based on any one of, or combination of, the following as determined by the Committee: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total stockholder return; (5) return on equity or average stockholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) customer satisfaction; (25) stockholders’ equity; (26) capital expenditures; (27) debt levels; (28) operating profit or net operating profit; (29) workforce diversity; (30) growth of net income or operating income; (31) billings; (32) pre-clinical development related compound goals; (33) financing; (34) regulatory milestones, including approval of a compound; (35) stockholder liquidity; (36) corporate governance and compliance; (37) product commercialization; (38) intellectual property; (39) personnel matters; (40) progress of internal research or clinical programs; (41) progress of partnered programs; (42) partner satisfaction; (43) budget management; (44) clinical achievements; (45) completing phases of a clinical study (including the treatment phase); (46) announcing or presenting preliminary or final data from clinical studies; in each case, whether on particular timelines or generally; (47) timely completion of clinical trials; (48) submission of INDs and NDAs and other regulatory achievements; (49) partner or collaborator achievements; (50) internal controls, including those related to the Sarbanes-Oxley Act of 2002; (51) research progress, including the development of programs; (52) investor relations, analysts and communication; (53) manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); (54) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; (55) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); (56) supply chain achievements (including establishing relationships with manufacturers or suppliers of active pharmaceutical ingredients and other component materials and manufacturers of the Company’s products); (57) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; (58) individual performance goals; (59) corporate development and planning goals; and (60) other measures of performance selected by the Committee (as applicable).